                                                                   EXHIBIT 10.8

                                  SERVICES AND
                            RISK MANAGEMENT AGREEMENT


         THIS SERVICES AND RISK MANAGEMENT AGREEMENT (this "Agreement"), dated as of March 30, 2001 and effective as of January 1, 2001 (the "Effective Date"), is by and among MIRANT AMERICAS ENERGY MARKETING L.P. (formerly known as Southern Company Energy Marketing L.P.), a Delaware limited partnership ("MAEM"), MIRANT DELTA, LLC (formerly known as Southern Energy Delta, L.L.C.), a Delaware limited liability company ("Delta"), and MIRANT POTRERO, LLC (formerly known as Southern Energy Potrero, L.L.C.), a Delaware limited liability company ("Potrero" and, collectively with Delta, the "Project Companies").

                                    RECITALS

         WHEREAS, the Project Companies own certain electric generation facilities and associated facilities located at Pittsburg, California, Antioch, California and San Francisco, California (the "Facilities"); and

         WHEREAS, the Parties have entered into that certain Fuel Supply Agreement (as amended from time to time, the "Fuel Supply Agreement") dated April 15, 1999, pursuant to which MAEM supplies the Project Companies with all fuel necessary for the operation of the Facilities; and

         WHEREAS, the Parties have further entered into that certain Energy Services Agreement (as amended from time to time, the "Energy Services Agreement") dated April 15, 1999, pursuant to which MAEM provides certain services to the Project Companies in connection with the operation of the Facilities; and

         WHEREAS, the Parties have further entered into that certain Master Energy Purchase and Sale Agreement (as amended from time to time, the "MEPSA") dated April 15, 1999, and certain power sales confirmations (the "Confirmations") related thereto, pursuant to which the Project Companies have agreed to sell, and MAEM has agreed to purchase, certain Products (hereinafter defined) produced by the Facilities; and

         WHEREAS, due to delay or nonpayment by certain counterparties, the Project Companies have not paid MAEM for fuel invoices under the Fuel Services Agreement; MAEM has elected to not declare a default under the Fuel Services Agreement, but MAEM and the Project Companies have instead agreed to amend the Fuel Services Agreement and the Energy Services Agreement as set forth herein; and

         WHEREAS, the Project Companies desire to contract herein with MAEM to provide the Project Companies certain additional services and MAEM desires to provide such services to the Project Companies on the terms and conditions set forth herein; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

         The following capitalized terms, whether used in the singular or plural, shall be defined as provided in this ARTICLE 1.

         "AGENCY PERIOD" has the meaning set forth in SECTION 4.1.

         "BANKRUPTCY PROCEEDING" means, with respect to a Party, that Party (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger),
(b) makes an assignment or any general arrangement for the benefit of creditors,
(c) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency or other law affecting creditors' rights and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for its winding-up or liquidation or (ii) is not withdrawn, dismissed or discharged within sixty (60) days after the institution or presentation thereof, (d) otherwise becomes bankrupt or insolvent (however evidenced), (e) has a secured party take possession of all or substantially all of its assets or has an action or proceeding taken or levied against all or substantially all of its assets and such secured party maintains possession, or any such action or proceeding is not dismissed, in either case for thirty (30) days thereafter, or (f) is unable to pay its debts or admits in writing its inability generally to pay its debts as they become due.

         "BIDDING" means the nomination or bidding of the output of the Facilities in the CAISO.

         "CAISO" means the California Independent System Operator Corporation.

         "CALIFORNIA ASSET BOOK" has the meaning set forth in SECTION 5.1.

         "CONFIRMATIONS" shall have the meaning set forth in the recitals to this Agreement.

         "DISPATCH" means the scheduling of the delivery of Products.

         "ENERGY" means electric energy as defined by CAISO.

         "ENERGY SERVICES AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.

         "FACILITIES" shall have the meaning set forth in the recitals to this Agreement.

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

         "FORCE MAJEURE" means an event which is not within the reasonable control of a Party which causes such Party to be delayed in or prevented from performing or carrying out any of its obligations under this Agreement and which by the exercise of due diligence in accordance with Good Utility Practices, such Party is unable to overcome or avoid or cause to be avoided, including, without limitation, acts of God; fire; ice; earthquake; lightning; tornado; hurricane, or other severe weather condition; civil disturbance; labor dispute; labor or material shortage; sabotage; acts of terrorism; acts of a public enemy; uprising; insurrection; civil unrest; war or rebellion; explosions; breakage or accident to machinery or equipment, action or restraint by court order or public or governmental authority or lawfully established civilian authorities, provided that a Force Majeure shall not include lack of finances or change in market conditions, and provided further that any failure of any supplier or subcontractor of a Party to perform any obligation to such Party will not constitute a Force Majeure unless such subcontractor or supplier is unable to perform such obligations for reasons that would constitute a "Force Majeure" hereunder.

         "FUEL" means natural gas or distillate fuel, as dictated by context.

         "FUEL SUPPLY AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.

         "GOOD UTILITY PRACTICES" mean any of the practices, methods or acts engaged in or approved by a significant portion of the electric energy industry with respect to similar facilities during the relevant time period which in each case, in the exercise of reasonable judgment in light of the facts known or that should have been known at the time a decision was made, could have been expected to accomplish the desired result at reasonable cost consistent with good business practices, reliability, safety, law, regulation, environmental protection and expedition. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to delineate the acceptable practices, methods or acts generally accepted in such industry.

         "INTEREST RATE" means, for any date, two percent (2%) over the per annum rate of interest equal to the prime lending rate as may from time to time be published in the Wall Street Journal under "Money Rates"; provided that the Interest Rate shall never exceed the maximum interest rate permitted by applicable law.

         "MEPSA" shall have the meaning set forth in the recitals to this Agreement.

         "PARTY" means any of MAEM, Delta or Potrero. In the context where MAEM is referenced as a "Party," a reference to the "other Party" shall mean the Project Companies. In the context where the Project Companies are referenced as a "Party," a reference to the "other Party" shall mean MAEM. References to "either Party" or the "Parties" shall have comparable meanings.

         "PRODUCTS" means Energy and/or other products and ancillary services either identified in the Confirmations and having the qualities, properties and other characteristics therein or which become commercially recognized in the CAISO market during the term of this Agreement.

         "RMR CONTRACTS" means those certain Reliability Must-Run Service Contracts between each Project Company and the CAISO, as in effect from time to time.

                                   ARTICLE 2.
                                      TERM

         The term of this Agreement shall commence as of the Effective Date and shall continue, unless earlier terminated pursuant to its terms, until December 31, 2001. The Parties hereby agree that, beginning three (3) months prior to the expiration of such term, the Parties shall, if any Party deems it necessary or advisable, enter into good faith negotiations of an extension or replacement to the Agreement.

                                   ARTICLE 3.
                         SERVICES TO BE PROVIDED BY MAEM

         3.1 BIDDING, DISPATCH BILLING AND SETTLEMENT. MAEM shall provide Bidding, Dispatch, billing and settlement services to the Project Companies pursuant to the terms of the Energy Services Agreement.

         3.2 FUEL SERVICES. MAEM shall provide the Project Companies with fuel procurement and related services pursuant to the terms of the Fuel Supply Agreement, except that during any Agency Period, MAEM shall procure fuel as agent to the Project Companies pursuant to the terms of ARTICLE 4 hereof.

         3.3 EMISSIONS PLANNING AND RELATED RESPONSIBILITIES. MAEM shall provide the Project Companies emissions planning, in consultation with the Project Companies, pursuant to Section 3.6 of the Energy Services Agreement.

         3.4 INSURANCE. MAEM will procure or assist the Project Companies in procuring business interruption insurance and forced outage insurance covering the Facilities. The costs of such insurance will be charged to the Project Companies.

         3.5 FINANCIAL PRODUCTS. MAEM will enter into financial products (including but not limited to, swaps, contracts for differences, options and weather derivatives) purchased for the Project Companies. The gains and losses arising from such financial products will be borne by the Project Companies, and therefore the costs, including without limitation third party broker costs and transaction fees, and revenues related to such financial products will be charged to or paid to the Project Companies.

         3.6 POWER MARKET TRANSACTIONS. MAEM will enter into third party bilateral contracts, forward sales, hedges and other transactions in connection with the sale of the Products. The


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

gains or losses for such transactions will be borne by the Project Companies and therefore the costs of such transactions, including without limitation, purchased power costs, transmission costs, third party broker costs, transaction fees and incremental credit costs, and revenues related to such activities will be charged to or paid to the Project Companies.

         3.7 SALES TO CAISO. The Parties hereby confirm that MAEM, as scheduling coordinator for the Project Companies, acts as agent for the Project Companies under the Energy Services Agreement in providing energy to the CAISO in market transactions pursuant to the Project Companies' RMR Contracts with the CAISO. Accordingly, the Project Companies are entitled to all payments from the CAISO with respect to such market transactions, and MAEM has no liability to the Project Companies for the failure of the CAISO to pay for such market transactions.

         3.8 COLLECTIONS. The Parties hereby confirm that the purchase price for all Products produced by the Project Companies, including without limitation for products delivered prior to the date hereof, shall be the amounts actually collected by MAEM from third party purchasers (including without limitation the PX and the California ISO) in respect of such products, and MAEM shall have no liability to the Project Companies for any failure of such third parties to pay the full purchase price for such products. MAEM shall use commercially reasonable efforts to collect all amounts due from such third parties and shall take such actions as may be reasonably requested by the Project Companies to collect such amounts.

         3.9 ADJUSTMENT TO SERVICE FEE. Effective as of January 1, 2001, the service fee to be paid by the Project Companies to MAEM, pursuant to Section 5.1 of the Energy Services Agreement, shall be $633,333.34 per month.

                                   ARTICLE 4.
                          PROCUREMENT OF FUEL AS AGENT

         4.1 DETERMINATION OF AGENCY PERIOD. If, at any time, MAEM determines that the creditworthiness of the Project Companies is impaired, MAEM may, at its sole discretion and upon written notice to the Project Companies, elect to suspend fuel procurement under the Fuel Supply Agreement for a period until such creditworthiness is restored (each such period, an "Agency Period"). During any such Agency Period, MAEM shall act solely as agent to the Project Companies under this Agreement in taking the actions set forth in SECTION 4.2 below.

         4.2 OBLIGATIONS DURING AGENCY PERIOD. During any Agency Period, MAEM's sole obligation shall be to use commercially reasonable efforts to procure fuel as agent of and for the account of the Project Companies, and MAEM shall have no obligation to provide credit enhancement to any supplier of the Project Companies. MAEM shall have no liability to either of the Project Companies if fuel suppliers do not agree to supply fuel to the Project Companies due to a lack of creditworthiness of the Project Companies. As agent, MAEM shall neither directly purchase or contract for the purchase of, nor take title to or possession and control of, any fuel procured for the account of the Project Companies, and MAEM shall have no liability to any fuel supplier or the Project Companies for nonpayment for or nondelivery of procured fuels, as appropriate. During any Agency Period, as between MAEM and the Project Companies, the Project Companies shall be deemed to have title, exclusive possession and control of all procured fuel at all times, and any risk of loss associated with any such procured fuel shall be born by the Project Companies.

         4.3 TERMINATION OF AGENCY PERIOD. Each Agency Period shall continue until the Project Companies can demonstrate to MAEM that the Project Companies' creditworthiness has been restored, as reasonably determined by MAEM. After a positive determination as to such creditworthiness, the applicable Agency Period shall be terminated by MAEM by written notice to Project Companies, and MAEM shall resume procuring fuel for the Project Companies under the Fuel Supply Agreement.


                                   ARTICLE 5.
                           BONUS, BILLING AND PAYMENT

         5.1 CALIFORNIA ASSET BOOK. MAEM will establish and maintain an asset management book (the "California Asset Book") to track and measure the financial performance of the Project Companies assets. The California Asset Book will be separate from any MAEM trading book or any other asset book maintained by MAEM for power resources owned or managed by MAEM.

         5.2 BONUS.

         (a) MAEM will be entitled to a bonus from the Project Companies equal to the Bonus Percentage of the amount by which the Net Market Revenues in any year exceeds the Threshold Amount for such year, determined as follows:

         "Net Market Revenues" means all revenues for a given year attributed to the Project Companies' asset books and actually received by MAEM, including, without limitation, payments for sales of capacity, energy and ancillary services, fuel and fuel transportation rights, and hedges and other risk management instruments entered into by MAEM on behalf of the Project Companies, and including any revenues from fixed option payments under Reliability Must-Run Agreements with the CAISO MINUS all costs attributed to the asset books for such year, including costs reimbursed to MAEM for fuel and services. Net Market Revenues shall be calculated in accordance with GAAP.

         "Threshold Amount" means $512 Million for 2001.

         "Bonus Percentage" means 50% for 2001.

         (b) If this Agreement is extended pursuant to ARTICLE 2 hereof, the Threshold Amount and Bonus Percentage for subsequent years shall be determined by mutual agreement between MAEM and the Project Companies as a reasonable amount based on upon assumptions consistent in all material respects with relevant contracts and agreements, historical operations, and the parties' good faith projections of future revenues and projections of operating expenses for the Project Companies in light of the then existing or reasonably expected regulatory and market environments in the markets in which the facilities or other assets owned by the Project Companies will be operated.

         (c) The bonus shall not be payable until the Threshold Amount is reached. Upon reaching the Threshold Amount, such bonus will be paid on a monthly basis in accordance with SECTION 5.3 hereof.

         5.3 BILLING AND PAYMENT. MAEM shall pay the Project Companies any Net Market Revenues due for the prior month by wire transfer to the payment address provided by the Project Companies on or before the twentieth (20th) day of each month, or if such day is not a business day, the immediately following business day. At the time of each monthly payment, MAEM shall render to the Project Companies a statement detailing the Net Market Revenues for the prior month, and shall provide the Project Companies with reasonable supporting documentation for each such monthly statement, identifying with reasonable specificity calculations underlying such Net Market Revenues. All payments between MAEM and the Project Companies will be netted so that MAEM pays the Project Companies the Net Market Revenues minus any bonus payable pursuant to SECTION 5.2. MAEM will pay the Project Companies the Net Market Revenues (net of any bonus), and the Project Companies will then distribute such revenues in accordance with the provision of the Agency Agreement dated of even date herewith between the members of the Project Companies.

         5.4 REPORTS. The Project Companies and MAEM will cooperate to provide monthly reports in reasonable detail showing the calculation of the Net Market Revenues, with appropriate breakdown by generating unit and station, to enable the Project Companies to allocate Net Market Revenues and bonus payments to MAEM, if any, between the Project Companies. Each of the Project Companies will have the right, upon reasonable notice, to examine and/or audit the California Asset Book from time to time.

         5.5 INTEREST AND DISPUTED AMOUNTS. If any Party fails to make any payment on or before the applicable payment due date, such overdue amounts shall accrue interest at the Interest Rate from, and including, the applicable payment due date to, but excluding, the date of payment. Any disputed invoiced amounts, except amounts which are manifestly inaccurate, shall be paid in full on the applicable payment due date, subject to later return together with interest accrued at the Interest Rate. Overpayments or underpayments identified by the Parties shall be returned or credited, together with interest accrued at the Interest Rate, to their rightful owners in the first following month.


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

                                   ARTICLE 6.
                              DEFAULTS AND REMEDIES

         6.1 EVENTS OF DEFAULT. Any one or more of the following shall constitute an "Event of Default" hereunder with respect to a Party:

         (a) default shall occur in the payment of any amounts due from such Party hereunder which shall continue for more than ten (10) days after written notice from the other Party;

         (b) other than as provided in SECTION 6.1(a) above, default shall occur in the performance of any covenant or condition to be performed by such Party under this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice from the other Party specifying the nature of such default;

         (c) a Bankruptcy Proceeding has occurred with respect to such Party; or

         (d) a representation or warranty made by such Party herein shall have been false or misleading in any material respect when made; provided, however, if such representation or warranty is capable of being corrected, no Event of Default shall have occurred if such Party is diligently pursuing such correction and such representation or warranty is corrected within thirty (30) days of such Party obtaining knowledge of the false and misleading nature of the statement.

         6.2 REMEDIES. The Parties shall have the following remedies available to them hereunder:

         (a) Upon the occurrence of an Event of Default by either Party hereunder, the non-defaulting Party shall have the right (i) to collect all amounts then or thereafter due to it from the defaulting Party hereunder, and
(ii) upon written notice to the other Party, to terminate this Agreement at any time during the continuation of such Event of Default. The terminating Party shall have all rights and remedies available to it under applicable law, subject to the limitations set forth in SECTION 8.7.

         (b) Without limiting the foregoing, any unexcused breach of this Agreement or failure of either Party to perform its obligations hereunder shall subject such Party to the payment of actual damages to the other Party, regardless of any cure period.

                                   ARTICLE 7.
                                  FORCE MAJEURE

         If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure event, that Party will be excused from whatever performance is affected by the Force Majeure event to the extent so affected, provided that (a) the non-performing Party, as soon as practical after knowing of the occurrence of the Force Majeure event, gives the other Party written notice describing the particulars of the occurrence; (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure event; (c) the non-performing Party uses commercially reasonable efforts to overcome or mitigate the effects of such occurrence; and (d) when the non-performing Party is able to resume performance of its obligations hereunder, that Party shall give the other Party written notice to that effect and shall promptly resume such performance.

                                   ARTICLE 8.
                            MISCELLANEOUS PROVISIONS

         8.1 ASSIGNMENT; SUCCESSORS AND ASSIGNS. No assignment or delegation by either Party (or any successor or assignee thereof) of this Agreement, in whole or in part, shall be made or become effective without the prior written consent of the other Party in each case obtained, which consent may not be unreasonably withheld. Any assignments or delegations by either Party shall be in such form as to assure that such Party's obligations under this Agreement will be honored fully and timely by any succeeding party.

         8.2 NOTICES. All notices, requests and other communications hereunder (herein collectively a "notice" or "notices") shall be deemed to have been duly delivered, given or made to or upon any Party hereto if in writing and delivered by hand against receipt, or by certified or registered mail, postage pre-paid, return receipt requested, or to a courier who guarantees next business day delivery or sent by telecopy (with confirmation) to such Party at its address set forth below or to such other address as such Party may at any time, or from time to time, direct by notice given in accordance with this SECTION 8.2.

         IF TO DELTA:      Mirant Delta, LLC
                           1155 Perimeter Center Place
                           Atlanta, Georgia 30338
                           Attention: President and Chief Executive Officer

         IF TO POTRERO:    Mirant Potrero, LLC
                           1155 Perimeter Center Place
                           Atlanta, Georgia 30338
                           Attention: President and Chief Executive Officer

         IF TO MAEM:       Mirant Americas Energy Marketing L.P.
                           1155 Perimeter Center Place
                           Atlanta, Georgia 30338
                           Attention:  Vice President, West Region

The date of delivery of any such notice, request or other communication shall be the earlier of (i) the date of actual receipt or (ii) three (3) business days after such notice, request or other communication is sent by certified or registered mail, (iii) if sent by courier who guarantees next business day delivery, the business day next following the day of such notice, request or other communication is actually delivered to the courier or (iv) the day actually telecopied.

         8.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD OTHERWISE CAUSE THE LAW OF ANY STATE OTHER THAN CALIFORNIA TO APPLY.

         8.4 COMPLIANCE WITH LAWS. At all times during the term of this Agreement, the Parties shall comply with all laws, rules, regulations, and codes of all governmental authorities having jurisdiction over each of their respective businesses which are now applicable, or may be applicable hereafter, including without limitation, all special laws, policies, ordinances, or regulations now in force, as amended or hereafter enacted. The Parties hereto shall maintain all licenses, permits and other consents from all governmental authorities having jurisdiction for the necessary use and operation of their respective business. Nothing herein shall be deemed a waiver of the Parties' right to challenge the validity of any such law, rule or regulation.

         8.5 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter herein and takes precedence over all prior understandings. This Agreement may not be amended except by a writing signed by the Parties. The Parties agree to take such further actions and execute such documents and instruments as they may deem necessary or desirable in connection with the terms of this Agreement.

         8.6 SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the other provisions hereof. If any provision of this Agreement is held to be invalid, such provisions shall not be severed from this Agreement; instead, the scope of the rights and duties created thereby shall be reduced by the smallest extent necessary to conform such provision to the applicable law, preserving to the greatest extent the intent of the Parties to create such rights and duties as set out herein. If necessary to preserve the intent of the Parties hereto, the Parties shall negotiate in good faith to amend this Agreement, adopting a substitute provision for the one deemed invalid or unenforceable that is legally binding and enforceable and which restores to the two Parties to the greatest extent possible the benefit of their respective bargains on the Effective Date.

         8.7 LIMITATION ON DAMAGES. NEITHER PARTY SHALL BE ENTITLED TO RECOVER SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER.


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

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have caused this Agreement to be duly executed as an instrument under seal by their respective duly authorized officers as of the date and year first above written.

MIRANT POTRERO, LLC                          MIRANT DELTA, LLC


By:                                          By:
   ----------------------------------           --------------------------------
Name:                                        Name:
     --------------------------------             ------------------------------
Title:                                       Title:
      -------------------------------              -----------------------------


MIRANT AMERICAS ENERGY
MARKETING L.P.

By MIRANT AMERICAS
DEVELOPMENT, INC.,
its General Partner


By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------



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